Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Arcadia Resources, Inc.
Indianapolis, Indiana
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-140227, 333-141518, 333-144406, 333-145705, 333-160928, 333-162977, and 333-168084) and Forms S-8 (Nos. 333-140227 and 333-163798) of Arcadia Resources, Inc. of our report dated June 28, 2011 relating to the consolidated financial statements and financial statement schedules which appear in this Form 10-K. Our report on the consolidated financial statements and schedules contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
/s/ BDO USA, LLP
Troy, Michigan
June 28, 2011